Exhibit 99.1
Silvergate Capital Corporation Announces Second Quarter 2021 Results
La Jolla, CA, July 20, 2021 -- Silvergate Capital Corporation (“Silvergate” or “Company”) (NYSE:SI) and its wholly-owned subsidiary, Silvergate Bank (“Bank”), today announced financial results for the three and six months ended June 30, 2021.
Second Quarter 2021 Highlights
•Net income for the quarter was $20.9 million, or $0.80 per diluted share, compared to net income of $12.7 million, or $0.55 per diluted share, for the first quarter of 2021, and net income of $5.5 million, or $0.29 per diluted share, for the second quarter of 2020
•The Silvergate Exchange Network (“SEN”) handled $239.6 billion of U.S. dollar transfers in the second quarter of 2021, an increase of 44% compared to $166.5 billion in the first quarter of 2021, and an increase of 968% compared to $22.4 billion in the second quarter of 2020
•The SEN handled 137,947 transactions in the second quarter of 2021, a decrease of 17% compared to 166,772 transactions in the first quarter of 2021, and an increase of 242% compared to 40,286 transactions in the second quarter of 2020
•Digital currency customer related fee income for the quarter was $11.3 million, compared to $7.1 million for the first quarter of 2021, and $2.4 million for the second quarter of 2020
•Digital currency customers grew to 1,224 at June 30, 2021, compared to 1,104 at March 31, 2021, and 881 at June 30, 2020
•Digital currency customer deposits grew by $4.3 billion to $11.1 billion as of June 30, 2021, compared to $6.8 billion as of March 31, 2021
•Completed previously announced $300 million at-the-market (ATM) equity offering, which resulted in a total issuance of 2,793,826 shares of Class A common stock for net proceeds of $295.1 million after deducting commissions and expenses
Alan Lane, president and chief executive officer of Silvergate, commented, “It is an exciting time to be at Silvergate, and the second quarter was no exception. We nearly doubled pre-tax income compared to the prior quarter, driven by strong demand for our growing suite of digital currency related solutions powered by the Silvergate Exchange Network (SEN). In the second quarter of 2021, we continued to add new customers to the platform, grew network volume to a record $240 billion, and surpassed $10 million of transaction revenue for the first time. We also continued to prudently grow SEN Leverage, our differentiated bitcoin secured lending offering.”
“In addition, we continued to build our stablecoin infrastructure capabilities, including our announcement to be the exclusive issuer of U.S. dollar backed stablecoins known as Diem USD,” continued Mr. Lane. “We believe stablecoins present a massive and unique opportunity, and with the development of an appropriate regulatory framework have the potential to become an alternative payment rail for customers around the world.”

	As of or for the Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020

Financial Highlights	(Dollars in thousands, except per share data)
Net income	$20,935	$12,710	$5,466
Diluted earnings per share	$0.80	$0.55	$0.29
Return on average assets (ROAA)(1)	0.77%	0.71%	1.02%
Return on average equity (ROAE)(1)	10.40%	9.76%	8.72%
Net interest margin(1)(2)	1.16%	1.33%	3.14%
Cost of deposits(1)(3)	0.00%	0.00%	0.37%
Cost of funds(1)(3)	0.01%	0.02%	0.42%
Efficiency ratio(4)	50.69%	63.03%	65.03%
Total assets	$12,289,476	$7,757,152	$2,340,713
Total deposits	$11,371,556	$7,002,371	$1,670,909
Book value per share	$32.84	$28.75	$14.36
Tier 1 leverage ratio	7.91%	9.68%	11.57%
Total risk-based capital ratio	48.00%	54.79%	25.54%
________________________
(1)Data has been annualized.
(2)Net interest margin is a ratio calculated as annualized net interest income, on a fully taxable equivalent basis for interest income on tax-exempt securities using the federal statutory tax rate of 21.0%, divided by average interest earning assets for the same period.
(3)Cost of deposits and cost of funds for the second quarter of 2020 includes interest expense and accelerated premium amortization expense related to callable brokered certificates of deposit that were called during the second quarter of 2020.
(4)Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.

Digital Currency Initiative
At June 30, 2021, the Company’s digital currency customers increased to 1,224 from 1,104 at March 31, 2021, and from 881 at June 30, 2020. At June 30, 2021, prospective digital currency customer leads in various stages of the customer onboarding process and pipeline remained above 200. There were 137,947 transactions on the SEN for the second quarter of 2021, a decrease of 17%, compared to 166,772 transactions for the first quarter of 2021. In addition, for the second quarter of 2021, $239.6 billion of U.S. dollar transfers occurred on the SEN, another quarterly record and a 44% increase from the first quarter of 2021.

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020

	(Dollars in millions)
# SEN Transactions	137,947	166,772	40,286
$ Volume of SEN Transfers	$239,589	$166,506	$22,423
Results of Operations, Quarter Ended June 30, 2021
Net Interest Income and Net Interest Margin Analysis (Taxable Equivalent Basis)
The Company’s securities portfolio includes tax-exempt municipal bonds with tax-exempt income from these securities calculated and presented below on a taxable equivalent basis. Net interest income, net interest spread and net interest margin are presented on a taxable equivalent basis to consistently reflect income from taxable securities and tax-exempt securities based on the federal statutory tax rate of 21.0%.
Net interest income on a taxable equivalent basis totaled $31.2 million for the second quarter of 2021, compared to $23.5 million for the first quarter of 2021, and $16.5 million for the second quarter of 2020.
Compared to the first quarter of 2021, net interest income increased $7.7 million, due to increased interest income in all asset categories, with the largest driver being higher balances of securities, while interest expense remained flat. Average total interest earning assets increased by $3.7 billion for the second quarter of 2021 compared to the first quarter of 2021, primarily due to increased digital currency related deposits that were invested in securities in the first and second quarter of 2021. The average yield on interest earning assets decreased from 1.35% for the first quarter of 2021 to 1.17% for the second quarter of 2021, primarily due to lower yields on securities. The lower yields on securities were driven by the impact of securities purchases during the quarter at lower rates than the preexisting portfolio. Average interest bearing liabilities decreased $19.7 million for the second quarter of 2021 compared to the first quarter of 2021, due to a decrease in interest bearing deposits. The average rate paid on total interest bearing liabilities increased from 0.89% for the first quarter of 2021 to 1.02% for the second quarter of 2021, driven by the decrease in lower cost interest bearing deposits, which resulted in a larger proportion of higher cost subordinated debentures as a percentage of total interest bearing liabilities.
Compared to the second quarter of 2020, net interest income increased $14.7 million, due to an increase of $13.1 million in interest income and a decrease of $1.7 million in interest expense. Average total interest earning assets increased by $8.7 billion for the second quarter of 2021 compared to the second quarter of 2020, due to an increase in noninterest bearing deposits and equity, which resulted in higher levels of interest earning deposits in other banks and securities. In addition, average loans increased by 52.9% due to increases in mortgage warehouse loans, driven by elevated mortgage refinance activity and increased SEN Leverage lending, which was launched in the first quarter of 2020. The average yield on total interest earning assets decreased from 3.51% for the second quarter of 2020 to 1.17% for the second quarter of 2021, primarily due to interest earning deposits in other banks being a greater percentage of interest earning assets, and lower yields being realized on interest earning deposits, securities and loans. The lower yields were due to declines in the federal funds rate and London Interbank Offered Rate (“LIBOR”), which declines were partially offset by the impact of interest rate floors. Average interest bearing liabilities decreased $171.1 million for the second quarter of 2021 compared to the second quarter of 2020, due to calling the remaining balance of brokered certificates of deposit in the second quarter of 2020 as well as reducing FHLB borrowings in 2021. The average rate on total interest bearing liabilities decreased from 2.78% for the second quarter of 2020 to 1.02% for the second quarter of 2021, primarily due to the impact of calling the remaining balance of brokered certificates of deposits in the second quarter of 2020, which included $1.2 million of accelerated premium expense in addition to $0.3 million of coupon interest expense for the second quarter of 2020.
Net interest margin for the second quarter of 2021 was 1.16%, compared to 1.33% for the first quarter of 2021, and 3.14% for the second quarter of 2020. The decrease in the net interest margin compared to the first quarter of 2021 was primarily driven by lower yields on securities due to the impact of securities purchases during the quarter at lower rates compared to the preexisting portfolio. The net interest margin decrease from the second quarter of 2020 was primarily due to a higher proportion of interest earning deposits in other banks as a percentage of total interest earning assets, as well as lower yields on interest earning deposits and securities due to a declining interest rate environment partially offset by lower interest expense as a result of calling the outstanding brokered certificates of deposits in the second quarter of 2020.

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$5,603,397	$1,599	0.11%	$4,450,110	$1,279	0.12%	$168,297	$405	0.97%
Taxable securities	2,937,659	8,324	1.14%	850,558	3,592	1.71%	690,810	4,123	2.40%
Tax-exempt securities(1)	698,149	3,953	2.27%	270,711	2,146	3.21%	231,232	1,996	3.47%
Loans(2)(3)	1,541,373	17,158	4.46%	1,559,989	16,597	4.31%	1,008,242	11,710	4.67%
Other	29,394	466	6.36%	15,331	143	3.78%	13,224	200	6.08%
Total interest earning assets	10,809,972	31,500	1.17%	7,146,699	23,757	1.35%	2,111,805	18,434	3.51%
Noninterest earning assets	121,288			72,155			51,776
Total assets	$10,931,260			$7,218,854			$2,163,581
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$97,463	$35	0.14%	$117,228	$46	0.16%	$190,394	$1,652	3.49%
FHLB advances and other borrowings	44	—	0.00%	—	—	—	78,266	44	0.23%
Subordinated debentures	15,836	252	6.38%	15,832	245	6.28%	15,821	267	6.79%
Total interest bearing liabilities	113,343	287	1.02%	133,060	291	0.89%	284,481	1,963	2.78%
Noninterest bearing liabilities:
Noninterest bearing deposits	9,980,680			6,526,555			1,611,972
Other liabilities	29,586			30,911			15,070
Shareholders’ equity	807,651			528,328			252,058
Total liabilities and shareholders’ equity	$10,931,260			$7,218,854			$2,163,581
Net interest spread(4)			0.15%			0.46%			0.73%
Net interest income, taxable equivalent basis		$31,213			$23,466			$16,471
Net interest margin(5)			1.16%			1.33%			3.14%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(830)			(451)			(419)
Net interest income, as reported		$30,383			$23,015			$16,052
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(1)Interest income on tax-exempt securities is presented on a taxable equivalent basis using the federal statutory tax rate of 21.0% for all periods presented.
(2)Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.
(3)Interest income includes amortization of deferred loan fees, net of deferred loan costs.
(4)Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.
(5)Net interest margin is a ratio calculated as annualized net interest income, on a taxable equivalent basis, divided by average interest earning assets for the same period.
Provision for Loan Losses
The Company did not record a provision for loan losses for the second quarter of 2021 or for the first quarter of 2021, compared to a provision of $0.2 million for the second quarter of 2020.
Noninterest Income
Noninterest income for the second quarter of 2021 was $12.1 million, an increase of $4.0 million, or 49.2%, from the first quarter of 2021. The primary driver of this increase was a $4.2 million, or 58.7%, increase in deposit related fees as a result of higher cash management fees and foreign currency exchange income from digital currency related customers.
Noninterest income for the second quarter of 2021 increased by $6.6 million, or 122.1%, compared to the second quarter of 2020. This increase was primarily due to a $8.9 million, or 363.8%, increase in deposit related fees and a $0.3 million, or 67.3% increase in mortgage warehouse fee income, partially offset by a $2.6 million decrease in gain on sale of securities.

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020

	(Dollars in thousands)
Noninterest income:
Mortgage warehouse fee income	$753	$954	$450
Service fees related to off-balance sheet deposits	—	—	7
Deposit related fees	11,308	7,124	2,438
Gain on sale of securities, net	—	—	2,556
Loss on sale of loans, net	—	—	(56)
Other income	8	12	39
Total noninterest income	$12,069	$8,090	$5,434
Noninterest Expense
Noninterest expense totaled $21.5 million for the second quarter of 2021, an increase of $1.9 million, or 9.8%, compared to the first quarter of 2021, and an increase of $7.5 million, or 54.0%, compared to the second quarter of 2020. The increase in noninterest expense compared to prior quarter and second quarter of 2020 was primarily driven by increased federal deposit insurance expense resulting from the significant growth in digital currency deposits and by ongoing investments related to strategic growth initiatives.

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020

	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$10,260	$10,990	$9,002
Occupancy and equipment	599	614	894
Communications and data processing	1,796	1,621	1,313
Professional services	2,594	1,717	1,105
Federal deposit insurance	3,844	2,296	182
Correspondent bank charges	812	497	347
Other loan expense	280	174	99
Other general and administrative	1,334	1,697	1,030
Total noninterest expense	$21,519	$19,606	$13,972
Income Tax Expense (Benefit)
Income tax benefit was $2,000 for the second quarter of 2021, compared to a benefit of $1.2 million for the first quarter of 2021, and an expense of $1.8 million for the second quarter of 2020. Our effective tax rate for the second quarter of 2021 was zero, compared to (10.5)% for the first quarter of 2021, and 25.0% for the second quarter of 2020. The lower effective tax rate for the second quarter of 2021 and the first quarter of 2021 when compared to the second quarter of 2020 was due to significant tax benefits recognized on the exercise of stock options and the impact of tax-exempt income.
Balance Sheet
Deposits
At June 30, 2021, deposits totaled $11.4 billion, an increase of $4.4 billion, or 62.4%, from March 31, 2021, and an increase of $9.7 billion, or 580.6%, from June 30, 2020. Noninterest bearing deposits totaled $11.3 billion, representing approximately 99.3% of total deposits at June 30, 2021, an increase of $4.4 billion from the prior quarter end, and a $9.7 billion increase compared to June 30, 2020. The increase in total deposits from the prior quarter end was driven by an increase in deposits from digital currency exchanges, institutional investors in digital assets and other fintech related customers, with elevated client activity evidenced by the record volume of SEN transactions during the quarter. The Bank’s 10 largest depositors accounted for $5.3 billion in deposits, or approximately 46.7% of total deposits at June 30, 2021, compared to $2.8 billion in deposits, or approximately 40.6% of total deposits at March 31, 2021, substantially all of which are from customers operating in the digital currency industry.
Our continued growth has been accompanied by significant fluctuations in the level of our deposits, in particular our deposits from customers operating in the digital currency industry, as our customers in this industry typically carry higher balances over the weekend to take advantage of the 24/7 availability of the SEN, and carry lower balances during the business week. The Bank’s average total digital currency customer deposits during the second quarter of 2021 amounted to $9.9 billion, the high and low daily total digital currency deposit levels during such time were $11.8 billion and $6.8 billion, respectively, compared to an average of $6.4 billion during the first quarter of 2021, and high and low daily deposit levels of $8.4 billion and $4.6 billion, respectively.
Demand for new deposit accounts is generated by the Company’s banking platform for innovators that includes the SEN, which is enabled through Silvergate’s proprietary API, and other cash management solutions. These tools enable Silvergate’s customers to grow their businesses and scale operations. The following table sets forth a breakdown of the Company’s digital currency customer base and the deposits held by such customers at the dates noted below:

	June 30, 2021		March 31, 2021		June 30, 2020
	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)

	(Dollars in millions)
Digital currency exchanges	93	$5,395	85	$2,993	64	$601
Institutional investors	771	3,986	695	2,166	566	577
Other customers	360	1,734	324	1,634	251	331
Total	1,224	$11,114	1,104	$6,793	881	$1,509
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(1)Total deposits may not foot due to rounding.
The weighted average cost of deposits for the second quarter of 2021 and for the first quarter of 2021 was 0.00%, compared to 0.37% for the second quarter of 2020. The decreases in the weighted average cost of deposits compared to the second quarter of 2020 was driven by the absence of any interest expense associated with brokered certificates of deposit, which were called in the second quarter of 2020.

	Three Months Ended
	June 30, 2021		March 31, 2021		June 30, 2020
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest bearing demand accounts	$9,980,680	—	$6,526,555	—	$1,611,972	—
Interest bearing accounts:
Interest bearing demand accounts	27,303	0.12%	42,197	0.13%	44,643	0.14%
Money market and savings accounts	69,527	0.15%	74,318	0.16%	66,598	0.39%
Certificates of deposit:
Brokered certificates of deposit	—	—	—	—	77,717	8.11%
Other	633	0.63%	713	0.57%	1,436	0.84%
Total interest bearing deposits	97,463	0.14%	117,228	0.16%	190,394	3.49%
Total deposits	$10,078,143	0.00%	$6,643,783	0.00%	$1,802,366	0.37%
Loan Portfolio
Total loans, including net loans held-for-investment and loans held for sale, were $1.5 billion at June 30, 2021, a decrease of $136.9 million, or 8.4%, from March 31, 2021, and an increase of $373.3 million, or 33.5%, from June 30, 2020.

	June 30, 2021	March 31, 2021	June 30, 2020

	(Dollars in thousands)
Real estate loans:
One-to-four family	$144,247	$171,045	$216,038
Multi-family	67,704	74,003	72,007
Commercial	272,948	287,411	316,815
Construction	5,481	5,172	10,822
Commercial and industrial(1)	204,279	118,598	24,707
Reverse mortgage and other	1,364	1,346	1,552
Mortgage warehouse	49,897	76,014	155,308
Total gross loans held-for-investment	745,920	733,589	797,249
Deferred fees, net	1,151	1,717	3,062
Total loans held-for-investment	747,071	735,306	800,311
Allowance for loan losses	(6,916)	(6,916)	(6,763)
Loans held-for-investment, net	740,155	728,390	793,548
Loans held-for-sale(2)	748,577	897,227	321,835
Total loans	$1,488,732	$1,625,617	$1,115,383
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(1)Commercial and industrial loans includes $203.4 million, $117.3 million and $20.0 million of SEN Leverage loans as of June 30, 2021, March 31, 2021 and June 30, 2020, respectively.
(2)Loans held-for-sale are comprised entirely of mortgage warehouse loans for all periods presented.
Asset Quality and Allowance for Loan Losses
The allowance for loan losses was unchanged at $6.9 million at June 30, 2021, compared to March 31, 2021 and increased slightly from $6.8 million at June 30, 2020. The ratio of the allowance for loan losses to gross loans held-for-investment at June 30, 2021 was 0.93%, compared to 0.94% and 0.85% at March 31, 2021 and June 30, 2020, respectively.
Nonperforming assets totaled $7.5 million, or 0.06% of total assets, at June 30, 2021, an increase of $2.2 million from $5.3 million, or 0.07% of total assets at March 31, 2021. Nonperforming assets increased $2.9 million, from $4.6 million, or 0.20%, of total assets, at June 30, 2020.

	June 30, 2021	March 31, 2021	June 30, 2020

Asset Quality	(Dollars in thousands)
Nonperforming Assets:
Nonperforming loans	$7,508	$5,333	$4,528
Troubled debt restructurings	$1,437	$1,484	$1,620
Other real estate owned, net	—	—	$51
Nonperforming assets	$7,508	$5,333	$4,579

Asset Quality Ratios:
Nonperforming assets to total assets	0.06%	0.07%	0.20%
Nonperforming loans to gross loans(1)	1.01%	0.73%	0.57%
Nonperforming assets to gross loans and other real estate owned(1)	1.01%	0.73%	0.57%
Net charge-offs (recoveries) to average total loans(1)	0.00%	0.00%	0.00%
Allowance for loan losses to gross loans(1)	0.93%	0.94%	0.85%
Allowance for loan losses to nonperforming loans	92.12%	129.68%	149.36%
________________________
(1)Loans exclude loans held-for-sale at each of the dates presented.

Coronavirus Disease 2019 (“COVID-19”) Update
In April 2020, the Company implemented a short-term loan modification program for customers impacted financially by the COVID-19 pandemic to provide temporary relief to certain borrowers who meet the program’s qualifications. Due to the fluid nature of COVID-19, this program has been evolving in order to provide maximum relief to bank borrowers. As of June 30, 2021, the remaining loans in deferral due to COVID-19 are as follows:

	Loan Balance At Period End	Percentage of Gross Loans Held-for-Investment

	(Dollars in thousands)
COVID-19 related modifications:
Real estate loans:
One-to-four family	$245	0.0%
Commercial industry sectors:
Retail	10,620	1.4%
Hospitality	4,562	0.6%
Office	7,985	1.1%
Total commercial	23,167	3.1%
Total modifications outstanding	$23,412	3.1%
Securities
Securities available-for-sale increased $4.5 billion, or 259.7%, from $1.7 billion at March 31, 2021, and increased $5.2 billion, or 549.4%, from $951.1 million at June 30, 2020, to $6.2 billion at June 30, 2021. The Company purchased $4.5 billion of securities in the second quarter of 2021, including $2.2 billion of agency residential mortgage-backed securities, $1.0 billion of municipal bonds, $588.2 million of U.S. agency securities excluding mortgage-backed securities, $396.4 million of agency commercial mortgage-backed securities, $333.2 million of U.S. Treasury securities, and $52.7 million of private-label commercial mortgage-backed securities, bringing total year to date securities purchases to $5.4 billion as of June 30, 2021.
Equity Offerings
On March 9, 2021, the Company entered into an equity distribution agreement pursuant to which the Company could issue and sell, from time to time, up to an aggregate gross sales price of $300.0 million of the Company’s shares of Class A common stock through an “at-the-market” equity offering program. In the first quarter of 2021, the Company sold 1,297,365 shares of Class A common stock. During the second quarter of 2021, the Company completed the ATM equity offering by issuing 1,496,461 shares of Class A common stock for a combined total of 2,793,826 shares at an average price of $107.38. The ATM equity offering resulted in net proceeds to the Company of $295.1 million after deducting commissions and expenses.
Capital Ratios
At June 30, 2021, the Company’s ratio of common equity to total assets was 7.08%, compared with 9.20% at March 31, 2021, and 11.45% at June 30, 2020. At June 30, 2021, the Company’s book value per share was $32.84, compared to $28.75 at March 31, 2021, and $14.36 at June 30, 2020.
At June 30, 2021, the Company had a tier 1 leverage ratio of 7.91%, common equity tier 1 capital ratio of 46.75%, tier 1 risk-based capital ratio of 47.61% and total risk-based capital ratio of 48.00%.
At June 30, 2021, the Bank had a tier 1 leverage ratio of 7.86%, common equity tier 1 capital ratio of 47.29%, tier 1 risk-based capital ratio of 47.29% and total risk-based capital ratio of 47.69%. These capital ratios each exceeded the “well capitalized” standards defined by federal banking regulations of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 risk-based capital ratio and 10.00% for total risk-based capital ratio.

Capital Ratios(1)	June 30, 2021	March 31, 2021	June 30, 2020
The Company
Tier 1 leverage ratio	7.91%	9.68%	11.57%
Common equity tier 1 capital ratio	46.75%	53.03%	23.32%
Tier 1 risk-based capital ratio	47.61%	54.23%	24.86%
Total risk-based capital ratio	48.00%	54.79%	25.54%
Common equity to total assets	7.08%	9.20%	11.45%
The Bank
Tier 1 leverage ratio	7.86%	9.50%	10.92%
Common equity tier 1 capital ratio	47.29%	53.24%	23.48%
Tier 1 risk-based capital ratio	47.29%	53.24%	23.48%
Total risk-based capital ratio	47.69%	53.80%	24.17%
________________________
(1)June 30, 2021 capital ratios are preliminary.
Conference Call and Webcast
The Company will host a conference call on Tuesday, July 20, 2021 at 11:00 a.m. (Eastern Time) to present and discuss second quarter 2021 financial results. The conference call can be accessed live by dialing 1-844-378-6480 or for international callers, 1-412-317-1088, and requesting to be joined to the Silvergate Capital Corporation Second Quarter 2021 Earnings Conference Call. A replay will be available starting at 1:00 p.m. (Eastern Time) on July 20, 2021 and can be accessed by dialing 1-877-344-7529, or for international callers 1-412-317-0088. The passcode for the replay is 10158012. The replay will be available until 11:59 p.m. (Eastern Time) on August 3, 2021.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at https://ir.silvergate.com. The online replay will remain available for a limited time beginning immediately following the call.
About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital currency companies and investors around the world. Silvergate is enabling the rapid growth of digital currency markets and reshaping global commerce for a digital currency future.
Forward Looking Statements
Statements in this earnings release may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us or any other person that such expectations, estimates and projections will be achieved. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. For information about other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this release, please refer to the Company's public reports filed with the U.S. Securities and Exchange Commission.
Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to fully reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.
Any forward-looking statement speaks only as of the date of this earnings release, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence. In addition, we cannot assess the impact of each risk and uncertainty on our business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

Investor Relations Contact:
Hunter Stenback / Ashna Vasa
858-200-3782
investors@silvergate.com

Source: Silvergate Capital Corporation

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands)
(Unaudited)

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
ASSETS
Cash and due from banks	$52,859	$16,422	$16,405	$15,152	$13,777
Interest earning deposits in other banks	4,415,458	4,315,100	2,945,682	182,330	185,667
Cash and cash equivalents	4,468,317	4,331,522	2,962,087	197,482	199,444
Trading securities	26,998	1,990	—	—	—
Securities available-for-sale, at fair value	6,176,778	1,717,418	939,015	944,161	951,094
Loans held-for-sale, at lower of cost or fair value	748,577	897,227	865,961	665,842	321,835
Loans held-for-investment, net of allowance for loan losses	740,155	728,390	746,751	735,857	793,548
Federal home loan and federal reserve bank stock, at cost	29,460	14,851	14,851	14,839	13,499
Accrued interest receivable	24,505	9,432	8,698	7,385	7,700
Premises and equipment, net	1,604	1,758	2,072	3,122	3,326
Derivative assets	39,454	34,442	31,104	34,138	35,770
Other assets	33,628	20,122	15,696	17,747	14,497
Total assets	$12,289,476	$7,757,152	$5,586,235	$2,620,573	$2,340,713
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$11,290,638	$6,889,281	$5,133,579	$2,164,326	$1,563,136
Interest bearing accounts	80,918	113,090	114,447	116,782	107,773
Total deposits	11,371,556	7,002,371	5,248,026	2,281,108	1,670,909
Federal home loan bank advances	—	—	—	10,000	360,000
Subordinated debentures, net	15,838	15,834	15,831	15,827	15,823
Accrued expenses and other liabilities	31,575	25,326	28,079	29,877	25,876
Total liabilities	11,418,969	7,043,531	5,291,936	2,336,812	2,072,608
Commitments and contingencies
Preferred stock	—	—	—	—	—
Class A common stock	265	248	188	186	184
Class B non-voting common stock	—	—	1	1	3
Additional paid-in capital	697,070	551,798	129,726	132,647	132,479
Retained earnings	151,993	131,058	118,348	109,229	102,169
Accumulated other comprehensive income	21,179	30,517	46,036	41,698	33,270
Total shareholders’ equity	870,507	713,621	294,299	283,761	268,105
Total liabilities and shareholders’ equity	$12,289,476	$7,757,152	$5,586,235	$2,620,573	$2,340,713

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Interest income
Loans, including fees	$17,158	$16,597	$11,710	$33,755	$24,831
Taxable securities	8,324	3,592	4,123	11,916	10,171
Tax-exempt securities	3,123	1,695	1,577	4,818	1,625
Other interest earning assets	1,599	1,279	405	2,878	1,129
Dividends and other	466	143	200	609	321
Total interest income	30,670	23,306	18,015	53,976	38,077
Interest expense
Deposits	35	46	1,652	81	5,703
Federal home loan bank advances	—	—	44	—	271
Subordinated debentures and other	252	245	267	497	573
Total interest expense	287	291	1,963	578	6,547
Net interest income before provision for loan losses	30,383	23,015	16,052	53,398	31,530
Provision for loan losses	—	—	222	—	589
Net interest income after provision for loan losses	30,383	23,015	15,830	53,398	30,941
Noninterest income
Mortgage warehouse fee income	753	954	450	1,707	832
Service fees related to off-balance sheet deposits	—	—	7	—	77
Deposit related fees	11,308	7,124	2,438	18,432	4,204
Gain on sale of securities, net	—	—	2,556	—	3,753
(Loss) gain on sale of loans, net	—	—	(56)	—	450
Gain on extinguishment of debt	—	—	—	—	925
Other income	8	12	39	20	124
Total noninterest income	12,069	8,090	5,434	20,159	10,365
Noninterest expense
Salaries and employee benefits	10,260	10,990	9,002	21,250	17,957
Occupancy and equipment	599	614	894	1,213	1,801
Communications and data processing	1,796	1,621	1,313	3,417	2,574
Professional services	2,594	1,717	1,105	4,311	2,090
Federal deposit insurance	3,844	2,296	182	6,140	305
Correspondent bank charges	812	497	347	1,309	720
Other loan expense	280	174	99	454	221
Other general and administrative	1,334	1,697	1,030	3,031	2,179
Total noninterest expense	21,519	19,606	13,972	41,125	27,847
Income before income taxes	20,933	11,499	7,292	32,432	13,459
Income tax (benefit) expense	(2)	(1,211)	1,826	(1,213)	3,600
Net income	20,935	12,710	5,466	33,645	9,859
Basic earnings per share	$0.81	$0.56	$0.29	$1.40	$0.53
Diluted earnings per share	$0.80	$0.55	$0.29	$1.37	$0.52
Weighted average shares outstanding:
Basic	25,707	22,504	18,672	24,114	18,670
Diluted	26,102	23,010	19,106	24,565	19,112